UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006

RUSH ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500, New Braunfels, Texas		78130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 24, 2006, W. Marvin Rush resigned as Chief Executive Officer of Rush Enterprises, Inc. (the “Company”) and W.M. “Rusty” Rush was appointed as the new Chief Executive Officer of the Company. W. Marvin Rush will continue to be actively involved in the Company and serve as the Chairman of the Company.

W.M. “Rusty” Rush, 47,   began working for the Company in 1971. He is the son of W. Marvin Rush, founder of the Company and Chairman of the Company’s Board of Directors. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. He was named the Company’s Chief Operating Officer in December 2001 and President of Rush Equipment Centers in June 2003. For several years he has overseen the Company’s heavy-duty truck segment and been responsible for all operations of the Company.

The Company and W.M. “Rusty” Rush have entered into an oral agreement with respect to his compensation, pursuant to which, effective March 1, 2006, he will be entitled to an annual salary of $584,000, and, at the discretion of the Company’s Board of Directors, an annual cash incentive bonus. The Company and W. Marvin Rush have also entered into an oral agreement with respect to his compensation, pursuant to which, effective March 1, 2006, he will continue to receive his annual salary of $900,000, and, at the discretion of the Company’s Board of Directors, an annual cash incentive bonus.

W. Marvin Rush and W.M. “Rusty” Rush have had employment agreements with the Company since 1996, which set forth the other benefits, including severance benefits that each are entitled to. The Company has employment agreements with W. Marvin Rush and W.M. “Rusty” Rush that have four-year terms, subject to automatic extension for an additional year on the anniversary of each agreement. These employment agreements are subject to early termination as provided therein, including termination by the Company for “cause” (as defined in the employment agreements) or termination by W. Marvin Rush or W.M. “Rusty” Rush, as applicable, for “good reason” (as defined in the employment agreements). The employment agreements automatically renew annually and provide for their minimum annual base salary to be equal to their current base salary. The employment agreements also provide for bonuses at the discretion of the Compensation Committee of the Board.

The departure packages included in the employment agreements with W. Marvin Rush and W.M. “Rusty” Rush provide that if the Company terminates their employment without cause (including the Company’s election to not extend the employment agreements at any renewal date) or within two years of a change-of-control, or if they resign their employment for “good reason” (as defined in the employment agreements), they will be entitled to receive, at their election, either a lump sum payment in the amount equal to their base salary for the unexpired term of their agreements or continuation of their base salary and benefits through the unexpired term of their agreements. A change-of-control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company’s then outstanding securities is acquired, directly or indirectly, by any Person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act); (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company’s Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction); (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all of the Company’s assets.

A copy of the press release announcing W.M. “Rusty” Rush’s appointment as the Company’s Chief Executive Officer is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Identification of Exhibit

99.1*	Rush Enterprises, Inc. Press Release, dated February 28, 2006

99.2

Form of Employment Agreement between W. Marvin Rush and W.M. “Rusty” Rush (incorporated herein by reference to Exhibit 10.81 of the Company’s Registration Statement No. 333-03346 on Form S-1 filed April 10, 1996)

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

By	/s/ Martin A. Naegelin, Jr.
Martin A Naegelin, Jr.
Senior Vice President and Chief Financial Officer

Dated February 28, 2006